EX-99.77C

Exhibit 7C

Addendum to Question 7.c on Form N-SAR
List the name of each series and give a consecutive number to each series in excess of the 99 consecutive series permitted by the Form.

Please refer to the most recent shareholders report for additional information concerning the funds

         Is this the
        Series last
        filing for
        this
        series?
Series Number  Series Name     (Y/N)
100  JPMORGAN UNCONSTRAINED DEBT FUND   N
109  JPMORGAN TAX AWARE INCOME OPPORTUNITIES FUND  N
123  JPMORGAN SMARTALLOCATION INCOME FUND   N
138  JPMORGAN CORPORATE BOND FUND    N
139  JPMORGAN SHORT DURATION HIGH YIELD FUND   N
140  JPMORGAN INCOME FUND     N